Exhibit 99.1

January 22, 2019

Gentlemen,

We thank you for presenting to us on January 15th your thoughts about EQT and the path forward. Like you, EQT’s Board and management are focused on shareholder value creation. Therefore, we are open minded to your ideas and suggestions.

There were a number of ideas you presented that resonated with us. In particular, although you focused on costs, you also touched on free cash flow. We agree with this idea, and you will note that EQT has been very much focused on sustainable free cash flow generation.

There were also, however, a number of points with which we disagreed. One notable point was your assertion that “it’s not about plans, it’s about people.” While that may be true for a small-scale, early stage enterprise, a business of the size and complexity of EQT also requires extensive and thoughtful planning. We were therefore disappointed that your presentation lacked real plans and details, and that you did not provide the level of specificity on several key topics that we would expect and require from any of our executives. For example, you did not provide adequate detail in response to the Board’s questions regarding how the cost model in your presentation takes into account current pricing and recent inflation, or how long it would realistically take for you to achieve the sought-after lower costs, and what you would do to achieve cost improvements except to change the management and all of the department heads of EQT and replace them with people from Rice Energy. That would be quite disruptive, and it is hard to believe it is the best path forward for EQT, especially without a detailed plan of next steps grounded in current market pricing.

We remain interested in better understanding your thoughts as to what you would suggest changing at EQT other than just personnel. We would encourage you to meet with us again if you can develop and share such an action plan.

We would also be very interested in further understanding how long you think it would take for you to achieve the claimed benefits. When we asked

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about the lack of a timeline in your materials, you said you would be disappointed if something could not be achieved within a year. Furthermore, it was unclear what costs would be incurred in the near-term to achieve these savings. As a result of the organizational disruption, near-term costs, and unclear timing to achieve any benefits, free cash flow appears likely to be negatively impacted versus the current plan. These are critical issues, and we would be curious to know the specific details of your assumptions as you develop your plan.

In addition, with respect to your demand to be appointed as CEO and a Director on the Board of EQT, we have questions about your experience and suitability for those roles that we would like for you to separately address.

As we stated at the meeting on January 15th, we are open-minded to new ideas and to adding outside expertise to the EQT management team. As you no doubt have seen we are conducting a search for an outside COO to join the company. We understand that you are not interested in being considered for that position. However, we would be happy to include you as a candidate if you indicate otherwise.

Toby and Derek, we all want what is best for EQT, which is an extraordinary company that we expect to deliver extraordinary results for its shareholders. On that we are aligned. We are fiduciaries, and we will do what is best for the company and all of its shareholders.

The independent members of the board of directors,

Phil Behrman

Bray Cary

Christina Cassotis

Bill Lambert

Jerry MacCleary

Anita Powers

Jim Rohr

Steve Thorington

Lee Todd

Christine Toretti